                                                Filed Pursuant to Rule 424(b)(1)
                                            Registration Statement No. 333-50427


PROSPECTUS

                                  37,325 SHARES

                                 CKS GROUP, INC.
                              --------------------

                                  COMMON STOCK
                               ($0.001 PAR VALUE)

                   -------------------------------------------

           This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of CKS Group, Inc., a Delaware corporation (together with its consolidated subsidiaries, "CKS" or the "Company") offered from time to time by the Selling Stockholders named herein (the "Selling Stockholders") for their own benefit. It is anticipated that the Selling Stockholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

           The Common Stock of the Company is traded on the Nasdaq National Market (Nasdaq Symbol: CKSG). On April 24, 1998, the closing price of the Company's Common Stock was $22 1/16 .

           SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

           The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------

                 The date of this Prospectus is April 27, 1998.

           NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

           The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to CKS Group, Inc., 10441 Bandley Drive, Cupertino, CA 95014, Attn.:
Investor Relations (telephone (408) 366-5100).

           The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, and the principal holders of securities of the Company has been disclosed in the proxy statements distributed to shareholders of the Company and filed with the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed with the Commission. The address of the Site is http://www.sec.gov.

                             ADDITIONAL INFORMATION

           This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended November 30, 1997, filed pursuant to
Section 13 of the Exchange Act; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 1, 1998, filed pursuant to Section 13 of the Exchange Act; and (iii) the description of the Company's

Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on November 30, 1995.

           All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

           CKS Group, Inc. ("CKS" or the "Company") is an international integrated marketing services and technology company headquartered in Cupertino, California. The Company specializes in offering a wide range of integrated marketing communication services and technology solutions that help companies market their products, services and messages. The integrated marketing communication services CKS provides include strategic corporate and product positioning, corporate identity and product branding, new media, systems integration, environmental design, packaging, electronic commerce, collateral systems, advertising, direct marketing, consumer promotions, trade promotions and media placement services. Depending on the scope of the assignment, the Company's services to its clients range from execution of a discrete marketing project, such as designing product packaging, to taking responsibility for the overall marketing message through various methods. When the Company assumes responsibility for the overall marketing message, the Company works with the client to analyze the client's products or services, and the market for those services, and to evaluate the appropriate media to reach the desired market efficiently.

           The Company is a provider of integrated marketing programs that utilize advanced technology solutions and new media -- which the Company defines as media that deliver content to end users in digital form, including the World Wide Web, the Internet, proprietary online services, CD-ROMs, laptop PC presentations and interactive kiosks.

           The Company was incorporated in California in 1994 and is the successor to three predecessor corporations, CKS Partners, Inc., CKS Pictures, Inc. and CKS Interactive, Inc., which are now wholly owned subsidiaries of the Company. CKS Partners, Inc. originally began business in 1987 with two employees as Cleary Communications. CKS Pictures, Inc. and CKS Interactive, Inc. were incorporated in 1994 and merged into CKS Partners, Inc. in 1998. Company was reincorporated in Delaware in December 1995. The Company acquired Schell/Mullaney, Inc. ("Schell/Mullaney") in August 1996; Donovan & Green, Inc. ("Donovan & Green") in January 1997; McKinney & Silver ("M&S") in January 1997; CKS Holding Deutschland GmbH (formerly EPG Elektronische Publikationen GmbH) ("CKS GmbH") in March 1997; Gormley & Partners, Inc. ("Gormley & Partners") in March 1997; and SiteSpecific, Inc. ("SiteSpecific") in June 1997. The Company's executive offices are located at 10441 Bandley Drive, Cupertino, California 95014. Its telephone number at that address is (408) 366-5100.

           References made in this Prospectus to "CKS," the "Company" or the "Registrant" refer to CKS Group, Inc. and its wholly owned subsidiaries. CKS|Group(TM), CKS|Interactive(TM), CKS|Onsite(TM), CKS|Partners(TM) and CKS|Pictures(TM) are the trademarks of CKS Group, Inc., which may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

                                  RISK FACTORS

           In addition to reviewing other information in this Prospectus and the Company's 1997 Annual Report on Form 10-K and the other documents incorporated herein by reference (the "Incorporated Documents"), the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered by this Prospectus. Statements in this "Risk Factors" section regarding expectations or future events and certain sections of the Incorporated Documents (identified with more particularity in such Incorporated Documents) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in such forward-looking statements as a result of the factors set forth below and elsewhere in this document and the Incorporated Documents.

FACTORS AFFECTING OPERATING RESULTS AND MARKET PRICE OF STOCK

           CKS operates in a rapidly changing environment that involves a number of uncertainties, some of which are beyond the Company's control. In addition to the uncertainties described elsewhere in this report, these uncertainties include:

           Dependence on Key Accounts. The Company's five largest clients accounted for 37% and 39% of the Company's revenues for the fiscal years ended November 30, 1997 and November 30, 1996, respectively, with fluctuations in the amount of revenue contribution from each such client from quarter to quarter. Audi of America, Inc. and Computer Associates International, Inc., the Company's two largest clients during the fiscal year ended November 30, 1997, accounted for approximately 15% and 7% of the Company's revenues, respectively, during the period. Since many of the Company's clients generally retain the Company on a project by project basis, a client from whom the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. For example, of the five largest clients (in terms of fees paid to the Company) during the fiscal year ended November 30, 1997, only two were in the top five for the fiscal year ended November 30, 1996. To the extent that any of the Company's major clients does not remain a significant source of revenues, there could be a direct and immediate material adverse effect on the Company's business, financial condition and operating results. For instance, one of the Company's major clients, Barnett Bank, was acquired during the fourth quarter of 1997 and, as a result, substantially reduced its level of spending with the Company. This reduction in spending contributed to a significant decline in the Company's earnings during that quarter. Historically, the Company's typical project has lasted only four to six weeks, and once a project is completed there can be no assurance that a client will engage the Company for further services. In addition, the Company's clients may unilaterally reduce their use of the Company's services or terminate existing projects without penalty. The termination of the Company's business relationship with any of its significant clients or a material reduction in the use of the Company's services by a significant client would have a material adverse effect on the Company's business, financial condition and operating results.

           Fluctuations in Quarterly Operating Results and Margins; Seasonality of Business. The Company's operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors. Some of these factors include timing of the completion, material reduction or cancellation of major projects or the loss of a major client, timing of the receipt of new business, timing of the hiring or loss of personnel, timing of the opening or closing of an office, the relative mix of high margin creative projects as compared to lower margin production projects, changes in the pricing strategies and business model of the Company or its competitors, capital expenditures and other costs relating to the expansion of operations, and other factors that are outside of the Company's control. For instance, reductions in marketing expenditures by several of the Company's largest clients resulted in a significant decline in the Company's earnings for the fourth quarter of fiscal 1997, which in turn resulted in a 63% decline in the market price of the Company's Common Stock in a single day. Operating results could also be materially adversely affected by increased competition in the Company's markets. The Company's operating margins may fluctuate from quarter to quarter depending on the relative mix of lower cost full time employees versus higher cost independent contractors. The Company experiences some seasonality in its business which results from timing of product introductions and business cycles of the Company's clients. During the fourth quarter of 1997, for example, the Company's largest client, Audi of America, significantly reduced its marketing spending after completing a major product launch. The Company's revenues for the first fiscal quarter tend to be somewhat lower than for the preceding fourth quarter because many clients have expended most of their marketing budgets prior to the end of the calendar year and do not release funds from the next calendar year's marketing budget until mid to late January. The Company expects this seasonality to continue in the future. As a result of the foregoing and other factors, the Company anticipates that it may experience material and adverse fluctuations in future operating results on a quarterly or annual basis. Therefore, the Company believes that period to period comparisons of its revenues and operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance.

           Developing Market for New Media; New Entrants; Unproven Acceptance of the Company's New Media Solutions. The Company's future growth is dependent to a significant extent upon its ability to increase the amount of revenue it derives from providing marketing and advertising solutions to its customers through new media, which the Company defines as media that delivers content to end users in digital form, including the World Wide Web, the Internet, proprietary online services, CD-ROMs, laptop PC presentations and interactive kiosks. The market for marketing and advertising through new media is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce through new media. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. There can be no assurance that commerce and communication through new media will continue to grow. The Company believes that its focus on and expertise in new media-based marketing services has been an important factor in attracting new clients. To the extent that the Company's leadership in providing new media solutions erodes as established advertising agencies and other competitors expand their new media capabilities, the Company's competitive position and operating results may be materially adversely affected.

           Risks Associated with Expansion. The Company's business has grown rapidly in recent periods through expansion of its existing operations and through acquisition of other marketing communication services providers. The Company may continue to expand its business and customer base by acquiring complementary businesses, opening new offices or expanding its offerings of marketing communications products or services. There can be no assurance that the Company will be able to operate profitably in any new geographic location, that it will be successful in identifying new services or products that will be attractive to clients or that it will ultimately generate revenues in excess of costs of implementing them. Expansion of the Company's operations would result in increased responsibility for both existing and new management personnel and strain on the Company's existing operational, financial and management information systems. The Company's success depends to a significant extent on the ability of its executive officers and other members of senior management to operate effectively, both independently and as a group. No assurance can be given that existing and new members of the Company's management will succeed in their roles, or that the Company can efficiently allocate management responsibilities and cause its officers and senior managers to operate effectively as a group. Difficulties in recruiting and assimilating new personnel, enhancing the Company's financial and operational controls and expanding the Company's marketing and customer support capabilities may impede the Company's ability to pursue its growth strategy. In general, there can be no assurance that the Company will be able to manage its recent or any future expansions effectively, and any inability to do so would have a material adverse effect on the Company's business, financial condition and operating results.

           Risks Associated with Acquisitions. As part of its business strategy, the Company has made and expects to make acquisitions of, or significant investments in, businesses that offer complementary marketing communication services, products and technologies. During fiscal 1997, the Company completed acquisitions of five businesses. The Company's past and any future acquisitions or investments are and will be accompanied by the risks commonly encountered in acquisitions of businesses. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel and clients, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and clients as a result of any integration of new management personnel. The future performance of businesses acquired by the Company and which may be acquired by the Company in the future is often highly dependent on the continued employment and the performance of one or more key officers or employees of such businesses. To the extent that such key officers or employees terminate their employment with the Company, or fail to operate effectively, either independently or together with other officers and personnel of the Company, the Company's business, financial condition and operating results may be materially adversely affected.

           The Company regularly engages in discussions relating to potential acquisitions. The Company expects that future acquisitions, if any, could provide for consideration to be paid in cash, stock or a combination of cash and stock. The number of shares which may be issued in future acquisitions will depend on the market price of the Company's Common Stock and a variety of other factors and, as a result, future acquisitions may have a significant dilutive impact on the Company's existing stockholders. Any acquisitions accounted for as purchase business combinations may increase the amount of goodwill recorded as an asset on the Company's balance sheet and accordingly may increase the amount of goodwill that must be amortized against operating results in the future. In addition, the Company periodically reviews the goodwill related to its acquisitions. If the Company were to determine that the goodwill associated with one or more of its acquisitions were to become impaired, the Company would be required to record the extent of such impairment as an expense in its statement of operations for the period in which such impairment occurred. No assurance can be given that any potential acquisition will be consummated. There can also be no assurance that the Company's prior acquisitions or any other potential acquisitions will not have a material adverse effect on the Company's business, financial condition and operating results.

           Competition. The markets for the Company's services are highly competitive and are characterized by pressures to reduce prices, incorporate new capabilities and accelerate job completion schedules. The Company faces competition from a number of sources. These sources include national and regional advertising agencies as well as specialized and integrated marketing communication firms. In addition, with respect to new media, many national advertising agencies have internally developed or acquired new media capabilities. New competitors that either provide integrated or specialized services (e.g., corporate identity and packaging, advertising services or World Wide Web site design) or are technologically proficient, especially in the new media arena, have emerged and are competing with the Company. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technology, development, sales, marketing and other resources than the Company. In addition, the Company's ability to maintain its existing client relationships and generate new clients depends, to a significant degree, on the quality of its services and its reputation among its clients and potential clients, compared with the quality of services provided by, and the reputations of, the Company's competitors. To the extent the Company loses clients to the Company's competitors because of dissatisfaction with the Company's services or the Company's reputation is adversely impacted for any other reason, the Company's business, financial condition and operating results could be materially adversely affected.

           There are relatively low barriers to entry into the Company's business. The Company has no significant proprietary technology that would preclude or inhibit competitors from entering the integrated marketing communication solutions market. The Company expects that it will face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer marketing communication services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and operating results.

           Project Profit Exposures. The Company generates a significant portion of its revenues through project fees on a fixed fee for service basis. The Company assumes greater financial risk on fixed-price type contracts than on either time-and-material or cost-reimbursable contracts. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's profit or cause the Company to incur a loss. Although many of the Company's projects last four to six weeks and therefore each individual short-term project creates less exposure than a long-term fixed-price contract, in the event the Company does not accurately anticipate the progress of a number of significant revenue-generating projects, a material adverse effect on the Company's business, financial condition and operating results could result.

           Conflicts of Interest. Conflicts of interest are inherent in certain segments of the marketing communications industry, particularly in advertising. The Company has in the past, and likely will in the future, be unable to pursue potential advertising and other opportunities because such opportunities will require the Company to provide services to direct competitors of existing Company clients. In addition, the Company risks alienating or straining relationships with existing clients each time the Company agrees to provide services to even indirect competitors of existing Company clients. Conflicts of interest may jeopardize the stability of revenues generated from existing clients and preclude access to business prospects, either of which developments could have a material adverse effect on the Company's business, financial condition and operating results.

           Market Acceptance of the Company's Approach; Service Development; Rapid Technological Change. The Company provides an integrated approach to meet the marketing communications needs of its clients. To compete successfully against specialized service providers, the Company believes that its products and services in each marketing communication discipline will need to be competitive with the services offered by the firms that specialize in each discipline. There can be no assurance that the Company will be successful in providing competitive solutions to clients in each of its integrated marketing communication services and products. Failure to do so could result in the loss of existing customers or the inability to attract and retain new customers, either of which developments could have a material adverse effect on the Company's business, financial condition and operating results.

           Susceptibility to General Economic Conditions. The Company's revenues and results of operations are subject to fluctuations based upon general economic conditions. If there were to be a general economic downturn or a recession in the United States, then the Company expects that business enterprises, including its clients and potential clients, likely will substantially and immediately reduce their advertising and marketing budgets. Because certain of the Company's largest clients have substantial overseas operations, their advertising and marketing budgets may also be adversely affected by economic conditions in overseas markets, including the recent volatility in Asian currency markets. In the event of such an economic downturn, there can be no assurance that the Company's business, financial condition and operating results would not be materially and adversely affected.

           Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in approximately two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with compliance. Although the Company believes that it will be Year 2000 compliant, there can be no assurance that coding errors or other defects will not be discovered in the future. Any Year 2000 compliance problem of the Company, its customers or the internet infrastructure could result in a material adverse effect on the Company's business, financial conditions and operating results.

           Volatility of Stock Price. The trading price of the Company's Common Stock has been and in the future is expected to be subject to extreme fluctuations in response to both business-related issues, such as quarterly variations in operating results, the timing of commencement or completion of client projects, reductions or increases in client spending on marketing communications services, announcements of new services or business acquisitions by the Company or its competitors, and the gain or loss of client accounts, and stock market related influences, such as changes in estimates of securities analysts, the presence or absence of short-selling of the Company's stock, and events affecting other companies that the market deems to be comparable to the Company. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price of many technology-oriented companies and that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. The trading prices of many high technology and Internet-related companies' stocks are at or near their historical highs and reflect price/earning ratios substantially above historical norms. There can be no assurance that the trading price of the Company's Common Stock will remain at or near its current level. The following table reflects the high and low per share sale prices for the Company's Common Stock for the five fiscal quarters ended March 1, 1998:

                                                    HIGH                 LOW
        First Quarter, Fiscal 1997                  $36.25               $20.63
        Second Quarter, Fiscal 1997                 $34.25               $20.25
        Third Quarter, Fiscal 1997                  $44.75               $29.00
        Fourth Quarter, Fiscal 1997                 $46.25               $11.38
        First Quarter, Fiscal 1998                  $19.00               $12.38


           Control by Existing Stockholders; Anti-Takeover Effects of Certificate of Incorporation and Delaware Law. Executive officers, directors, holders of five percent or more of the Company's Common Stock and companies associated with such persons collectively own approximately 35% of the Company's outstanding Common Stock, including approximately 13% held by The Interpublic Group of Companies, Inc. Accordingly, such persons will have the effective power to influence significantly the outcome of matters submitted for the vote of stockholders, including the election of members of the Board of Directors and the approval of significant change in control transactions. Their combined equity interest in the Company accordingly may have the effect of making certain transactions more difficult in the absence of the support of management of the Company and may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further stockholder approval. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Certificate of Incorporation and of Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company.

                              SELLING STOCKHOLDERS

           The shares of Common Stock to be sold by the Selling Stockholders pursuant to this Prospectus represent shares issued to the Selling Stockholders by the Company in connection with the acquisitions of Donovan & Green and Gormley & Partners (the "Acquisitions"). The following tables set forth the aggregate number of shares of Common Stock held by each Selling Stockholder and the aggregate number of shares of Common Stock offered by each Selling Stockholder hereunder. No Selling Stockholder holds more than 1% of the Company's outstanding Common Stock.

                                                   SHARES                                                SHARES
                                             BENEFICIALLY OWNED        NUMBER OF SHARES            BENEFICIALLY OWNED
NAME OF SELLING STOCKHOLDER                  PRIOR TO OFFERING          BEING OFFERED                AFTER OFFERING
---------------------------------------------------------------------------------------------------------------------
                                             NUMBER     PERCENT                                    NUMBER     PERCENT
                                             ------     -------                                    ------     -------
Q5, Inc. .....................               14,874        *              14,874                     --          --
Frances P. Gormley ...........               15,042        *              15,042**                   --          --
Richard Villante .............               20,811        *               7,409**                  13,402       --

TOTAL ........................               50,727        *              37,325                    13,402       --

------------
 * Less than 1%
** The shares registered hereunder were issued to ALI Consulting, Inc. in partial consideration for the purchase of certain of the assets of Gormley & Partners by the Company and were dividended to the Selling Stockholders. All of such shares of Common Stock held by Selling Stockholders may be sold pursuant to this Prospectus.


                              PLAN OF DISTRIBUTION

           The Company has been advised by the Selling Stockholders that they or their pledgees, donees, transferees or other successors in interest intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. Such persons may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

           Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

           The Company has advised the Selling Stockholders that Regulation M promulgated under the Exchange Act may apply to its sales in the market, has furnished the Selling Stockholders with a copy of this regulation and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

           Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

           There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by it hereunder.

                                  LEGAL MATTERS

           The validity of the CKS Common Stock issuable pursuant to the Acquisitions and certain other legal matters related to the Acquisitions were passed upon for CKS by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

           The consolidated balance sheets of the Company as of November 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

           The financial statements of McKinney & Silver, a general partnership, as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report by Ernst & Young, LLP, independent auditors, incorporated by reference herein, and given on their authority of such firm as experts in accounting and auditing.

                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
Available Information......................................................   2
Additional Information.....................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Risk Factors...............................................................   4
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................   9
Legal Matters.............................................................    10
Experts...................................................................    10




                                 37,325 SHARES



                                CKS GROUP, INC.

                                ---------------

                                  COMMON STOCK



                                   PROSPECTUS



                                 April 27, 1998